Exhibit 19.2
Corporate Trading Policy

TABLE OF CONTENTS

1. Scope	2
2. Elements and Standards	2
2.1. General Standards for Engaging in a Securities Transaction	2
2.2. Exemptions	2
2.3. Blackout Periods	3
3. Exceptions and Reporting	3
3.1. Board Directives	3
3.2. Exceptions	3
3.3. Reporting	4
3.4. Policy Monitoring	4
4. Roles and Responsibilities	4
5. Associated Citations, Documents, and References	4
6. Point(s) of Contact	4
7. Glossary	4
8. Appendix	6

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1. Scope

This Policy addresses Securities Transactions, including related assessments of whether Truist possesses MNPI.

This Policy does not cover transactions in Securities by insiders of Truist, which are separately covered in GALT-CORPLP-4000 Corporate Insider Trading Policy. The Finance function maintains separate procedures for complying with Rule 10b-18 under the Exchange Act in connection with Securities Transactions.
2. Elements and Standards
2.1. General Standards for Engaging in a Securities Transaction
Not more than 48 hours before effecting any Securities Transaction, a member of the Corporate Legal Team must e-mail the members of the Corporate Trading Advisory Group to (i) communicate the planned Securities Transaction, (ii) inquire if any member believes that Truist possesses MNPI, and (iii) instruct each member to promptly e-mail the CFO, the CRO, and the CLO if the member believes that Truist has come into possession of MNPI since the member’s last response to the Corporate Legal Team. Each member of the Corporate Trading Advisory Group must promptly respond to the inquiry in clause (ii) and must abide by the instruction in clause (iii). After each member of the Corporate Trading Advisory Group responds to an e-mail from the Corporate Legal Team under this Section 2.1, the Corporate Legal Team must promptly consolidate the responses from the Corporate Trading Advisory Group and provide them to the CFO, the CRO, and the CLO.

If any member of the Corporate Trading Advisory Group believes that Truist possesses MNPI, the CFO, the CRO, and the CLO will consult with the member and determine whether Truist possesses MNPI. If the CFO, the CRO, and the CLO collectively determine that Truist possesses MNPI, the Securities Transaction may not proceed. If none of the members of the Corporate Trading Advisory Group believes that Truist possesses MNPI or if the CFO, the CRO, and the CLO collectively determine that Truist does not possess MNPI (after consulting as specified in this paragraph), the Securities Transaction may proceed.
2.2. Exemptions
This Policy does not apply to the following Securities Transactions:

•Ordinary-course issuances of Equity Securities by TFC into any TFC-sponsored 401(k) Plan, Direct Stock Purchase Plan, Dividend Reinvestment Plan, Employee Stock Purchase Plan, or similar plan,

•Ordinary-course issuances of Equity Securities by TFC upon the vesting of stock units and stock awards under TFC’s incentive-compensation plans and the corporate withholding of Equity Securities to satisfy tax-withholding requirements upon the vesting of those stock units and stock awards, and

•Transactions in broad-based mutual funds and exchange-traded funds, including those that are invested in Securities.
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2.3. Blackout Periods
Subject to the last paragraph of this Section 2.3, Securities Transactions may not be conducted during the following regular blackout periods.

•The blackout period for Securities Transactions in Equity Securities begins at 4:00 p.m., Eastern Time, on the tenth day of the third month of each fiscal quarter (or, if the tenth day is not a business day, on the immediately preceding business day) and continues until 9.30 a.m., Eastern Time, on the trading day after one full trading day in Equity Securities has passed since TFC released its earnings information for the fiscal quarter to the public.

•The blackout period for Securities Transactions in Debt Securities begins on the first day of each fiscal quarter (or, if the first day is not a business day, on the immediately preceding business day) and continues until 9.30 a.m., Eastern Time, on the trading day after one full trading day in Equity Securities has passed since TFC released its earnings information for the fiscal quarter to the public.

For example, if a public earnings announcement is made before the market opens on Tuesday, the blackout period ends at market open on Wednesday. As another example, if a public earnings announcement is made after the market opens on Tuesday, the blackout period ends at market open on Thursday.

The CEO, the CFO, and the CLO collectively may establish event-specific blackout periods or otherwise restrict Securities Transactions other than regular blackout periods if, in their judgment, the action is in the best interests of Truist. Because such a decision may involve restricted or sensitive information about Truist, these periods and restrictions may not be announced even internally within Truist. The CEO, the CFO, and the CLO collectively may permit a Securities Transaction during a blackout period if, in their judgment, the action is in the best interests of Truist and Truist does not possess MNPI.
3. Exceptions and Reporting
3.1. Board Directives
No separate directives of the Boards of Directors of TFC and Truist Bank exist beyond the content of this Policy.
3.2. Exceptions
The policy exception process provides a proactive mechanism to confirm policy exception requests are routed to the appropriate policy content owner for approval. Exceptions to this Policy are allowed.

Only the CEO, the CFO, and the CLO collectively may approve an exception to this Policy. Policy exceptions may be escalated to the Joint Audit Committee for awareness, depending on materiality, and at the discretion of the CEO, the CFO, and the CLO. On at least an annual basis, an overview of open (and those opened and closed since the last committee review) policy exceptions is provided to the Joint Audit Committee for review. Policy exceptions are housed in the Archer Policy Exception Module. An attorney on the Corporate Legal Team approves policy exceptions in Archer after the CEO, the CFO, and the CLO have given their approval.
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3.3. Reporting
No separate reporting requirement exists under this Policy. Reporting is provided to the Boards of Directors of TFC and Truist Bank, the Joint Audit Committee, or the CEO on request.
3.4. Policy Monitoring
The Corporate Legal Team:

•Sends communications to the Corporate Trading Advisory Group with respect to MNPI checks and collects and provides responses from the Corporate Trading Advisory Group to the CFO, CLO, and CRO as required by Section 2.1 of this Policy; and
•Approves any exceptions to this Policy in Archer pursuant to Section 3.2.
4. Roles and Responsibilities

CEO
The roles and responsibilities described in Section 2.3.

CFO
The roles and responsibilities described in Sections 2.1 and 2.3

CLO
The roles and responsibilities described in Sections 2.1 and 2.3.

Corporate Legal Team
The roles and responsibilities described in Sections 2.1, 3.2, and 3.4.

Corporate Trading Advisory Group
The roles and responsibilities described in Section 2.1.

CRO
The roles and responsibilities described in Sections 2.1 and 2.3.
5. Associated Citations, Documents, and References

GALT-CGSLP-100 Corporate Trading Compilation Procedure
GALT-CORPLP-4000 Corporate Insider Trading Policy
GALT-CGSLP-400 Corporate Insider Trading Procedure
6. Point(s) of Contact

Questions about this Policy must be directed to the CLO. The Corporate Legal Team owns this Policy. The Joint Audit Committee of the Boards of Directors must approve this Policy at least annually.
7. Glossary

CEO
The Chief Executive Officer of TFC.

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CFO
The Chief Financial Officer of TFC.

CLO
The Chief Legal Officer of TFC.

Corporate Legal Team
The lawyers and other legal professionals on TFC’s Government Affairs and Legal Team who are responsible for providing legal advice on corporate- and securities-law matters.

Corporate Trading Advisory Group
A group composed of the following officers of TFC and Truist Bank:
•The CFO,
•The CRO,
•The CLO,
•The Treasurer,
•The Controller and Chief Accounting Officer,
•The Head of Capital Planning, and
The Head of Investor Relations.

CRO
The Chief Risk Officer of TFC.

Debt Securities
Senior debt securities, subordinated debt securities, long-term debt securities, medium-term notes, bank notes, bonds, debentures, trust securities, trust preferred securities, hybrid debt securities, and any other debt securities of TFC or Truist Bank as well as any rights, options, or warrants exercisable for any of those debt securities, any instruments convertible into any of those debt securities, any hedging transactions that relate to any of those debt securities, and any futures contracts, forward contracts, swaps, and other derivative transactions that relate to any of those debt securities.

Equity Securities
Shares of common stock or preferred stock, hybrid equity securities, and any other equity securities of TFC or Truist Bank as well as any rights, options, or warrants exercisable for any of those equity securities, any instruments convertible into any of those equity securities, any hedging transactions that relate to any of those equity securities, and any futures contracts, forward contracts, swaps, and other derivative transactions that relate to any of those equity securities.

Exchange Act
The Securities Exchange Act of 1934 as amended.

Joint Audit Committee
The Joint Audit Committee of the Boards of Directors of TFC and Truist Bank.

MNPI
Information about Truist or a Security that:
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(1)    is nonpublic—that is, not generally disseminated or available to the investing public with time for the investing public to fully absorb the information, and
(2)    is material—that is, substantially likely to be (a) viewed by a reasonable investor as significantly altering the total mix of information made available or (b) considered important by a reasonable investor in making an investment decision, such as buying, selling, or holding a Security.

Securities
Equity Securities and Debt Securities.

Securities Transaction
A transaction by TFC or Truist Bank involving the purchase, sale, gift, transfer, trade, or issuance of any Security outside of a Rule 10b5-1 plan or the entry into, amendment of, or termination of a Rule 10b5-1 plan by TFC or Truist Bank involving any of those transactions

TFC
Truist Financial Corporation.

Truist
TFC and its subsidiaries.
8. Appendix

Not applicable.
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